Exhibit A

AGREEMENT AND DECLARATION OF TRUST

AGREEMENT AND DECLARATION OF TRUST (this “Declaration”), dated as of April 4, 2017, by Theodore J. Brombach as sole trustee (the “Trustee”). The Trustee hereby agrees as follows:

1.          The trust created hereby (the “Trust”) shall be known as “XAI Octagon Floating Rate Income & Credit Alternative Trust”, in which name the Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2.          It is the intention of the Trustee that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. §§ 3801 et seq. (the “DSTA”), and that this document constitute the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust in the Office of the Secretary of State of the State of Delaware in accordance with the provisions of the DSTA. The Trust is hereby established by the Trustee for the purposes of (i) operating as a closed-end management investment company in accordance with the Investment Company Act of 1940 and the rules thereunder as amended from time to time (the “1940 Act”) and (ii) engaging in such other activities as are necessary, convenient or incidental thereto.

3.          Prior to the first issuance of beneficial interests by the Trust, the Trustee intends to enter into an amended and restated declaration of trust providing for the operation of the Trust and the issuance of beneficial interests in the Trust.

4.          The Trustee (together with all other persons who hereafter become trustees of the Trust) is hereby authorized to (i) prepare and file with the Securities and Exchange Commission (the “Commission”) and execute, in each case on behalf of the Trust, (a) a Notification of Registration on Form N-8A (the “Form N-8A”) registering the Trust as an investment company under the 1940 Act and (b) a registration statement on Form N-2 (the “Registration Statement”) under the 1940 Act (including any pre-effective or post-effective amendments thereto and the prospectus and exhibits contained therein); (ii) to prepare and file and execute, in each case on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the beneficial interests in the Trust under the securities or “blue sky” laws of such jurisdictions as the Trustee, on behalf of the Trust, may deem necessary or desirable; and (iii) perform such acts as the Trustee (together with all other persons who hereafter become Trustees of the Trust) determine in its sole discretion are proper for conducting the business of the Trust. It is hereby acknowledged and agreed that in connection with any execution, filing or document referred to in clauses (i)-(iii) above, the Trustee (together with all other persons who hereafter become trustees of the Trust) is authorized on behalf of the Trust to file and execute such document on behalf of the Trust.

5.          The number of Trustees initially shall be one (1) and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by the Trustee which may increase or decrease the number of Trustees (but not below one (1)). Any Trustee may resign upon ten (10) days prior notice to the Trust.

6.          The Trustee (together will all other persons who hereafter become Trustees of the Trust) shall have the power, consistent with the Trustee’s continuing exclusive authority over the management of the Trust to delegate from time to time to officers, agents or other authorized persons the doing of such things, including any matters set forth in this Declaration, and the execution of such instruments as the Trustee may deem to be desirable, expedient or necessary in order to effect the purpose hereof.

7.          To the fullest extent permitted by applicable law, the Trust shall indemnify each Trustee (each an “Indemnified Person”) for, and hold each Indemnified Person harmless against, any loss, liability or expense arising out of or in connection with the acceptance or administration of the trust or trusts hereunder (unless arising by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her position), including the costs and expenses (including reasonable legal fees and expenses) of defending him or herself against, or investigating, any claim or liability in connection with the exercise or performance of any of his or her powers or duties hereunder. The obligation to indemnify as set forth in this paragraph 7 shall survive the termination of this Declaration.

8.          The Trust may terminate prior to the first issuance of beneficial interests by the Trust pursuant to the Registration Statement at the election of the Trustee.

9.          This Declaration shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the Trustee has hereby caused this Agreement and Declaration of Trust to be duly executed as of the day and year first above written.

/s/ Theodore J. Brombach
Theodore J. Brombach Sole Trustee